EXHIBIT 99.1

PRESS RELEASE
	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer (714) 889-2200
FOR IMMEDIATE RELEASE
	Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. REPORTS 2003 FOURTH QUARTER
AND FULL YEAR 2003 OPERATING RESULTS

— Quarterly Consolidated Revenues Increase 37% —
— Quarterly Earnings Per Share Increase 20% to $0.30 —
— Fiscal Year Revenues Total $975 million —
— FY04 EPS Guidance Increases to New Range of $1.18 to $1.22 —

     HUNTINGTON BEACH, CALIFORNIA, DECEMBER 18, 2003 — Quiksilver, Inc. (NYSE:ZQK), today announced operating results for the fourth quarter and full year ended October 31, 2003.

     Consolidated revenues for the fourth quarter of fiscal 2003 increased 37% to $269.2 million as compared to fiscal 2002 fourth quarter consolidated revenues of $196.1 million. Consolidated net income for the fourth quarter of fiscal 2003 increased 43% to $17.4 million as compared to $12.2 million. Fourth quarter fully diluted earnings per share was $0.30 versus $0.25 for the fourth quarter of fiscal 2002.

     Consolidated revenues for the full year of fiscal 2003 increased 38% to $975.0 as compared to fiscal 2002 full year consolidated revenues of $705.5. Consolidated net income for the full year of fiscal 2003 increased 56% to $58.5 million as compared to $37.6 in fiscal 2002, and diluted earnings per share for the full year increased 34% to $1.03 versus $0.77 for the full year of fiscal 2002.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, commented, “We are pleased to have exceeded our plan for the fourth quarter, and we finished the year with clean inventories, continued strong sell through rates, and an excellent strategic position in the marketplace. As we close in on the $1 billion revenue mark in the upcoming year, we are excited about our prospects both domestically and around the world.”

-more-

2003 Full Year Operating Results
December 18, 2003 — Page 2

     Revenues in the Americas increased 15% during the fourth quarter of fiscal 2003 to $125.6 million as compared to fiscal 2002 fourth quarter revenues of $109.7 million. As measured in U.S. dollars and reported in the financial statements, European revenues increased 25% during the fourth quarter of fiscal 2003 to $106.7 million as compared to fiscal 2002 fourth quarter European revenues of $85.3 million. As measured in euros, European revenues increased 8% for those same periods. Revenues in the Asia/Pacific segment, which was added in the first quarter of fiscal 2003, totaled $36.7 million. In constant dollars, overall Spring bookings increased 6% over the previous year.

     Revenues in the Americas for the full year of fiscal 2003 increased 18% to $492.4 as compared to fiscal 2002 revenues of $418.0 million. As measured in U.S. dollars and reported in the financial statements, European revenues increased 37% during the full year of fiscal 2003 to $386.2 million as compared to fiscal 2002 results of $282.7 million. As measured in euros, European revenues increased 15% for the full year. The Asia/Pacific division added $94.2 million to consolidated revenues in fiscal 2003.

     Mr. McKnight continued, “Over the course of the year, we have been able to properly align our marketing strategies, our product lines, our operations, and our management team to go forward with a singular vision for the future. Clearly, the power of our youth-oriented lifestyle view and the culture of boardsports is resonating with consumers everywhere.”

     Inventories in the Americas increased 25% to 86.4 million at October 31, 2003 from $69.0 million at October 31, 2002, while decreasing $2.1 million from July 31, 2003. European inventories increased 38% in euros and increased 63% in U.S. dollars, totaling $43.8 million at October 31, 2003 compared to $26.9 million at October 31, 2002. Inventories in the newly acquired Asia/Pacific division totaled $16.2 million at October 31, 2003. Consolidated inventories increased 53% to $146.4 million at October 31, 2003 from $95.9 million at October 31, 2002 which is an increase of 45% after adjusting for the effect of the stronger euro in comparison to the prior year.

     Consolidated trade accounts receivable increased 33% to $224.4 million at October 31, 2003 from $168.2 million at October 31, 2002. Accounts receivable grew more slowly than sales as average days sales outstanding decreased about three days.

2003 Full Year Operating Results
December 18, 2003 — Page 3

     Bernard Mariette, President of Quiksilver, Inc., commented, “As we move forward into the new year, we are benefiting from a continued position as the leading youth brand in the United States, Europe and Australia, and we have excellent prospects for growth in a variety of markets in Eastern Europe. We are focused on leveraging the strength of our brands and our superior operating platform to take advantage of these opportunities.”

     Also today, the company increased its guidance to new ranges of $1.06 billion to $1.08 billion for revenues and $1.18 to $1.22 for earnings per share.

     Mr. McKnight concluded, “These results represent our 8th consecutive quarter of exceeding both internal and external expectations, and importantly, we have been able to accomplish all of this in a challenging retail climate. At the same time, we have successfully integrated a number of new businesses that will provide additional growth into the future. The benefits of our strong brands and diversified operating model are clear and compelling, and the combination of innovative product, unique marketing, a cohesive management structure, and world-class execution will allow us to expand our business and drive significant value to our shareholders into the future.”

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle-driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel for young men and young women under the Quiksilver, Roxy, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, Supernatural Mfg. and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops and specialty stores that provide an authentic retail experience for our customers.

2003 Full Year Operating Results
December 18, 2003 — Page 4

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

* * * * *

NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com, http://www.roxy.com,
http://www.fidragolf.com, and http://www.quiksilveredition.com

2003 Full Year Operating Results
December 18, 2003 — Page 5

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended October 31,

In thousands, except per share amounts	2003	2002

Revenues	$269,217	$196,058
Cost of goods sold	143,185	110,601

Gross profit	126,032	85,457

Selling, general and administrative expense	96,704	64,038

Operating income	29,328	21,419

Interest expense	1,812	1,886
Foreign currency loss	627	133
Other expense	78	26

Income before provision for income taxes	26,811	19,374

Provision for income taxes	9,411	7,177

Net income	$17,400	$12,197

Net income per share	$0.31	$0.26

Net income per share, assuming dilution	$0.30	$0.25

Weighted average common shares outstanding	55,456	47,592

Weighted average common shares outstanding, assuming dilution	57,831	49,624

2003 Full Year Operating Results
December 18, 2003 — Page 6

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fiscal Year Ended October 31

In thousands, except per share amounts	2003	2002

Revenues	$975,005	$705,484
Cost of goods sold	541,753	419,155

Gross profit	433,252	286,329

Selling, general and administrative expense	332,187	216,625

Operating income	101,065	69,704

Interest expense	8,267	8,640
Foreign currency loss	2,243	729
Other expense	488	349

Income before provision for income taxes	90,067	59,986

Provision for income taxes	31,551	22,395

Net income	$58,516	$37,591

Net income per share	$1.08	$0.80

Net income per share, assuming dilution	$1.03	$0.77

Weighted average common shares outstanding	54,224	46,918

Weighted average common shares outstanding, assuming dilution	56,635	48,944

2003 Full Year Operating Results
December 18, 2003 — Page 7

CONSOLIDATED BALANCE SHEETS (Unaudited)

	October 31, 2003	October 31, 2002

Amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$27,866	$2,597
Trade accounts receivable, less allowance for doubtful accounts of $8,700 (2003) and $6,667 (2002)	224,418	168,237
Other receivables	7,617	7,415
Inventories	146,440	95,872
Prepaid expenses and other current assets	27,204	20,708

Total current assets	433,545	294,829

Property and equipment, net	99,299	73,182
Intangibles, net	65,577	51,134
Goodwill	98,833	26,978
Other assets	10,716	4,466

Total assets	$707,970	$450,589

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$81,863	$32,498
Accounts payable	64,537	47,279
Accrued liabilities	41,759	40,137
Current portion of long-term debt	8,877	10,680
Income taxes payable	10,796	3,717

Total current liabilities	207,832	134,311

Long-term debt	53,630	43,405

Total liabilities	261,462	177,716

Stockholders’ equity:
Preferred stock	—	—
Common stock	570	247
Additional paid-in capital	155,310	66,769
Treasury stock	(6,778)	(6,778)
Retained earnings	277,554	219,038
Accumulated other comprehensive income (loss)	19,852	(6,403)

Total stockholders’ equity	446,508	272,873

Total liabilities & stockholders’ equity	$707,970	$450,589

2003 Full Year Operating Results
December 18, 2003 — Page 8

Information related to geographic segments is as follows:

	Fiscal Year Ended October 31,

Amounts in thousands	2003	2002

Revenues:
Americas	$492,442	$418,008
Europe	386,226	282,684
Asia/Pacific	94,187	—
Corporate Operations	2,150	4,792

	$975,005	$705,484

Gross Profit:
Americas	$197,434	$153,561
Europe	189,462	127,976
Asia/Pacific	44,206	—
Corporate Operations	2,150	4,792

	$433,252	$286,329

SG&A Expense:
Americas	$151,700	$118,184
Europe	127,521	86,649
Asia/Pacific	32,038	—
Corporate Operations	20,928	11,792

	$332,187	$216,625

Operating Income:
Americas	$45,734	$35,377
Europe	61,941	41,327
Asia/Pacific	12,168	—
Corporate Operations	(18,778)	(7,000)

	$101,065	$69,704